CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NORTHPORT, INC.

    NORTHPORT, INC., corporation organized and existing under and by virtue of the general corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

    RESOLVED: That the Board of Directors hereby declares it advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

    FIRST: The name of this corporation shall be:
STOCKTRADE NETWORK INC.

    SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

    THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the general Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, SAID CORPORATION HAS caused this Certificate to be signed by ALFRED ZECCHINE its President, this 3RD day of January A.D. 2000.

/s/ Alfred Zecchine
Alfred Zecchine, President